As filed with the Securities and Exchange Commission on June 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SERINA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1436829
(State of incorporation)	(I.R.S. Employer Identification No.)

601 Genome Way,
Suite 2001
Huntsville, Alabama	35806
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Serina Therapeutics, Inc. 2017 Stock Option Plan and

Serina Therapeutics, Inc. 2024 Equity Incentive Plan

(Full title of the plan)

Steven Ledger

Interim Chief Executive Officer
Serina Therapeutics, Inc.

601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(Name and address of agent for service)

(256) 327-9630

(Telephone number, including area code, of agent for service)

Copies to:

Scott Ludwig

Stephen Hinton

Bradley Arant Boult Cummings LLP

200 Clinton Avenue Huntsville Alabama 35801

(256) 517-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

On March 26, 2024, the Delaware corporation formerly known as “AgeX Therapeutics, Inc.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc., a Delaware corporation (“AgeX”), Canaria Transaction Corporation, an Alabama corporation and a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc., an Alabama corporation (“Legacy Serina”), pursuant to which Merger Sub merged with and into Legacy Serina, with Legacy Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”). Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.” (the “Company,” “we,” “us,” or “our”).

The Company previously filed with the Securities and Exchange Commission (the “SEC”) (A) a Registration Statement on Form S-8 on January 30, 2019 (Registration No. 333-229432) (the “Initial Registration Statement”) registering an aggregate of 4,000,000 shares of the Company’s common stock (the “common stock”) that may be issued pursuant to equity awards under the 2017 Equity Incentive Plan (the “AgeX 2017 Plan”), (B) a Registration Statement on Form S-8 on January 4, 2022 (Registration No. 333-261997) (the “First Amendment Registration Statement”) adding 500,000 shares of common stock to the number of shares of common stock available for issuance under the AgeX 2017 Plan and (C) a Registration Statement on Form S-8 on February 6, 2023 (Registration No. 333-269588) (the “Second Amendment Registration Statement,” and together with the Initial Registration Statement and the First Amendment Registration Statement, the “Prior Registration Statement”) adding 4,000,000 shares of common stock to the number of shares of common stock available for issuance under the AgeX 2017 Plan

On March 27, 2024, the Company assumed the Amended and Restated Serina Therapeutics, Inc. 2017 Stock Option Plan (the “Serina Legacy 2017 Plan”) pursuant to the terms of the Merger and adopted the Serina Therapeutics, Inc. 2024 Equity Incentive Plan (the “2024 Plan”). This Registration Statement is being filed to register (A) 1,651,634 shares of common stock that may be issued pursuant to equity awards under the Serina Legacy 2017 Plan and (B) 1,725,000 shares of common stock that may be issued pursuant to equity awards under the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Serina Legacy 2017 Plan and 2024 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Secretary of the Company at the address and telephone number on the cover of this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We incorporate by reference in this Registration Statement the documents listed below, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 22, 2024 (“Annual Report”);

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 14, 2024;

●	all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023; and

●	the disclosures set forth under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form S-1 (File No. 333-279121), filed with the SEC on May 14, 2024, and any other amendment or report filed for the purpose of updating such description.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The DGCL also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

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The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that no director of the Company, and no officer of the Company serving in such capacity, shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permissible under the DGCL or other Delaware law.

The Company’s Amended and Restated Bylaws (“Bylaws”) provide that, to the fullest extent not prohibited by the DGCL or any other applicable law, the Company shall indemnify its directors and executive officers; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers.

The above discussion of the DGCL and the Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Certificate of Incorporation and the Bylaws.

The Company has entered into indemnification agreements with each of the Company’s directors and officers. These agreements provide that the Company will indemnify each of their directors officers to the fullest extent permitted by law and the Certificate of Incorporation and Bylaws.

The Company maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

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Item 8. Exhibits

Exhibit No.	Description of Exhibit

5.1 *	Opinion of Bradley Arant Boult Cummings LLP as to the validity of the securities being registered.
10.1	Serina Therapeutics, Inc. 2017 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).
10.2	Serina Therapeutics Inc. 2024 Equity Incentive Plan (incorporated by reference to Annex C to the Company’s Definitive Proxy Statement/Prospectus/Information Statement filed with the SEC on February 14, 2024).
23.1 *	Consent of WithumSmith+Brown, PC
23.2 *	Consent of Frazier & Deeter, LLC
23.3	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
107 *	Filing Fee Table

* Filed herewith

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Item 9. Undertakings

(a)	The Company hereby undertakes:

(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(ii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on June 14, 2024.

SERINA THERAPEUTICS, INC.

By:	/s/ Steven Ledger

Interim Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Ledger and Andrea Park, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 with any completions, additions, deletions or other changes that Mr. Ledger or Ms. Park shall deem necessary, appropriate or advisable, to sign any or all amendments to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Balkrishan {Simba) Gill	Executive Chairman of the Board of Directors	June 14, 2024

/s/ Steven Ledger	Interim Chief Executive Officer and Director	June 14, 2024
( Principal Executive Officer)

/s/ Andrea Park	Interim Chief Financial Officer	June 14, 2024
(Principal Financial and Accounting Officer)

/s/ Richard Marshall	Director	June 14, 2024

/s/ Gregory Bailey	Director	June 14, 2024

/s/ Remy Gross	Director	June 14, 2024

/s/ Steven Mintz	Director	June 14, 2024

	Director	June 14, 2024

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